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FILED PURSUANT TO RULE 424(B)3
REGISTRATION NO. 333-71426

P R O S P E C T U S

UNIVISION COMMUNICATIONS INC.

Offer to exchange all of our outstanding
$500,000,000 7.85% Senior Notes due 2011
for
$500,000,000 7.85% Senior Notes due 2011
that have been registered under the Securities Act of 1933

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
AND INTEREST ON THE NEW 7.85% SENIOR NOTES DUE 2011 IS
UNCONDITIONALLY GUARANTEED
BY
ALL OF OUR CURRENT AND FUTURE SUBSIDIARIES THAT GUARANTEE OUR CREDIT FACILITY

    Univision Communications Inc. (the "Company" or "Univision," which may be referred to with it subsidiaries, unless stated otherwise or the context otherwise requires, as "we," "us," or "our") hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the "exchange offer"), to exchange up to $500,000,000 aggregate principal amount of our new 7.85% Senior Notes due 2011 (the "new Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of our outstanding 7.85% Senior Notes due 2011 (the "old Notes" and collectively with the new Notes, the "Notes"), which have not been registered. The terms of the new Notes are identical in all material respects to the old Notes except for the absence of certain transfer restrictions relating to the old Notes. The new Notes will evidence the same indebtedness as the old Notes, and will be issued pursuant to, and entitled to the benefits of, the same Indenture that governs the old Notes.

    We will accept for exchange any and all old Notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on November 27, 2001 unless extended. The exchange offer is not conditioned upon any principal amount of the old Notes being tendered for exchange pursuant to the exchange offer. The exchange offer is subject to certain other customary conditions. See "The Exchange Offer—Conditions of the Exchange Offer." We will not receive any proceeds from the exchange offer.

    We do not intend to apply for listing the new Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Therefore no active public market for the new Notes is anticipated. You should carefully review the Risk Factors on page 11 of this prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2001.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. The reports, proxy statements and other information can be inspected and copied at the public reference facility that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Information about public reference rooms may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains these reports and other documents filed by us at http://www.sec.gov.

    Univision's Quarterly Reports on Form 10-Q for the periods ended June 30, 2001 and March 31, 2001, Univision's Annual Report on Form 10-K for the year ended December 31, 2000 and Univision's Current Reports on Form 8-K filed on June 18, 2001 and June 26, 2001, all of which have been previously filed with the Commission, are hereby incorporated by reference into this prospectus.

    All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the exchange offer shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing thereof.

    We will provide without charge to each person to whom a copy of this prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to:

Univision Communications Inc.
Attention: Corporate Secretary
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067
(310) 556-7676.

    If you would like to request documents from us, please do so by November 19, 2001 to receive them before the exchange offer expires.

    Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is or is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

    You should rely only on the information in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these debt securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

    All statements, other than statements of historical fact, contained within this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "potential," "expect," "plan" or the negative of these terms, and similar expressions intended to identify forward-looking statements.

    These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

    Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in "Risk Factors" or in the documents incorporated by reference in this prospectus, and the following:

  •
  changes in general economic conditions and interest rates;

  •
  cancellations, reductions or delays in purchases of advertising on our networks or stations;

  •
  a decrease in the supply or quality of programming available to us;

  •
  an increase in the cost of programming available to us;

  •
  a decrease in our networks' ratings or audience share;

  •
  an increase in preference among U.S. Hispanics for English-language television;

  •
  a decrease in advertising revenue due to programming without advertising as a result of breaking news events;

  •
  competitive pressures from other television broadcasters and other entertainment and news media;

  •
  changes in FCC regulations resulting in increased competition or other negative effects;

  •
  the impact of new technologies;

  •
  disruption of transmission of our stations' signals due to satellite or other equipment failures;

  •
  regulatory and other obstacles to making acquisitions; and

  •
  failure to effectively integrate acquired businesses and assets or to successfully or timely launch our new network.

PROSPECTUS SUMMARY

    This summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus. Certain capitalized terms used herein are defined elsewhere in this prospectus.

Who We Are

    We are a Delaware corporation and our principal executive offices are located at 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067, telephone number (310) 556-7676. For additional information about us, please refer to the documents we have incorporated by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

    We are the leading Spanish-language television broadcaster in the United States. We own 26 full-power and seven low-power television stations. We have the right to acquire five full-power and four low-power stations, and we have an agreement to acquire a construction permit for another full-power station. We also have an approximately 32% interest in Entravision Communications Corporation, a diversified Spanish-language media company that owns and operates the majority of our full-power broadcast affiliates. Through the Univision Network, we reach approximately 95% of all Hispanic households in the United States and, with our equity interest in Entravision, we control or have an equity interest in almost all of our broadcast distribution. Through our programming agreements with Televisa, the world's largest producer of Spanish-language programs, and Venevision, one of Venezuela's leading television networks, as well as our internally produced programming, we believe that we offer our viewers the highest quality Spanish-language television programming available.

The Exchange Offer

    On July 18, 2001, we issued $500,000,000 aggregate principal amount of 7.85% Senior Notes due 2011 to certain initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The terms of the new Notes and the old Notes are substantially identical in all material respects, except that the new Notes will be freely transferable by the holders, except as otherwise provided in this prospectus.

    We are offering to exchange $1,000 principal amount of new Notes for each $1,000 principal amount of old Notes.

    In connection with the sale of the old Notes, we entered into an Exchange and Registration Rights Agreement with the initial purchasers dated as of July 18, 2001 (the "Registration Rights Agreement"), which grants the holders of the old Notes certain exchange and registration rights. The exchange offer is intended to satisfy such exchange rights, which terminate upon the consummation of the exchange offer.

    Based on existing interpretations of the Securities Act by the staff of the SEC's Division of Corporation Finance (the "Staff") set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act (subject to certain representations required to be made by each holder of the old Notes, as described below). However, any purchaser of the old Notes (A) who is an affiliate of us or the Guarantors, (B) who did not acquire the new Notes to be received in the ordinary course of business or (C) who intends to participate in the exchange offer for the purpose of distributing new Notes, or any broker-dealer who purchased the old Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act (x) will not be able to rely on the interpretation of the Staff set forth in the above-mentioned no-action letters, (y) will not be entitled to tender its old Notes in the exchange offer and (z) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the new Notes as it has in such no-action letters issued to other parties.

    Any holder (other than certain specified holders) who wishes to exchange the old Notes for new Notes in the exchange offer will be required to represent that (i) it is not an affiliate of us or the Guarantors or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) the new Notes to be received by it will be acquired in the ordinary course of its business and (iii) at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new Notes. In addition, in connection with any resales of new Notes, any broker-dealer who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes with this prospectus. Under the Registration Rights Agreement, we and the Guarantors are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on November 27, 2001, or a later date and time to which we extend it (the "expiration date").
Withdrawal	The tender of the old Notes in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on November 27, 2001, or a later date and time to which we extend the offer.
Interest on the New Notes and the Old Notes
Interest on the new Notes will accrue from the date of the original issuance of the old Notes or from the date of the last periodic payment of interest on the old Notes, whichever is later. No additional interest will be paid on the old Notes tendered and accepted for exchange. However, old Notes that are not tendered or accepted for exchange will continue to accrue interest.
Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, which we may waive. See "THE EXCHANGE OFFER—Conditions to the Exchange Offer."

Procedures for Tendering Old Notes
To accept the exchange offer, you must complete, sign and date a copy of the accompanying letter of transmittal and mail or otherwise deliver it, together with the old Notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. Persons holding the old Notes through The Depository Trust Company ("DTC") and wishing to accept the exchange offer must do so under the DTC's automated tender offer program. Under this program, each tendering participant will agree to be bound by the letter of transmittal.
Special Procedures for Beneficial Owners
Any beneficial owner whose old Notes are beneficially registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such owner must, before completing and executing the letter of transmittal and delivering its old Notes, either make appropriate arrangements to register ownership of the old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures
Holders of old Notes who wish to tender their old Notes and whose old Notes are not immediately available or who cannot deliver their old Notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent (or comply with the procedures for book-entry transfer) before the expiration date must tender their old Notes according to the guaranteed delivery procedures set forth in "THE EXCHANGE OFFER—Guaranteed Delivery Procedures."
Exchange Agent	Our principal exchange agent is The Bank of New York.
Federal Income Tax Considerations	In the opinion of our counsel, the exchange of old Notes for new Notes in the exchange offer will not be a taxable exchange for United States federal income tax purposes.

Effect of Not Tendering
Old Notes that are not tendered, or that are tendered but not accepted, will continue to be subject to the existing restrictions on transfer. We will have no further obligation to register the old Notes under the Securities Act. See "THE EXCHANGE OFFER—Consequences Of Failure To Exchange."

The New Notes

    Some of the terms and conditions described below are subject to important limitations and exceptions. The "DESCRIPTION OF NEW NOTES" section of this prospectus beginning on page 26 contains a more detailed description of the terms and conditions of the new Notes.

Issuer	Univision Communications Inc., a Delaware corporation.
Guarantors	All of our current and future subsidiaries that guarantee our credit facility.
Securities Offered	$500,000,000 principal amount of new 7.85% Senior Notes due 2011.
Maturity	July 15, 2011.
Interest Rate	7.85% per annum, calculated using a 360-day year of twelve 30-day months.
Interest Payment Dates	Each January 15 and July 15, commencing January 15, 2002.
Ranking	The new Notes and the guarantees are senior obligations of Univision and the guarantors. Accordingly they will rank:

(i) equally with all of Univision's and the Guarantors' existing and future senior unsecured obligations; and (ii) ahead of any of Univision's and the Guarantors' future debt that expressly provides that they are subordinated to the Notes or the guarantees. As of June 30, 2001, we had approximately $951,000,000 of debt outstanding.
Optional Redemption	We can redeem some or all of the Notes at our option at any time at the redemption prices listed under the caption "DESCRIPTION OF NEW NOTES—Optional Redemption" on page 28.

Risk Factors

    We urge you to carefully review the risk factors beginning on page 11 for a discussion of factors you should consider before exchanging your old Notes for new Notes.

Selected Historical Consolidated Financial Data

    The following table contains our selected historical consolidated financial data. The selected historical consolidated financial data as of December 31, 1998, 1999 and 2000 and for the years then ended has been derived from our audited consolidated financial statements. The selected historical consolidated financial data for the six months ended June 30, 2000 and 2001 and as of June 30, 2000 and 2001 has been derived from our unaudited consolidated financial statements for the six months ended June 30, 2000 and 2001. In the opinion of management, the interim consolidated financial data reflects all adjustments necessary for a fair representation. These adjustments are only of a normal recurring nature. The selected historical consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited consolidated financial statements and the related notes thereto from which it has been derived. More comprehensive financial information is included in the consolidated financial statements and related notes that are included or incorporated by reference in this prospectus. Interim operating results are not necessarily indicative of results that may be expected for the full year.

	Year Ended December 31,					For the Six Months Ended June 30,
	1996	1997	1998	1999	2000	2000	2001
(In thousands, except share and per-share data)						(unaudited)	(unaudited)
Income Statement Data:
Net revenues	$244,858	$459,741	$577,053	$693,090	$863,459	$412,616	$432,389
Direct operating expenses	58,443	159,619	220,918	241,870	312,381	146,994	175,328
Selling, general and administrative expenses	79,818	137,070	160,543	184,159	223,023	114,240	115,254
Depreciation and amortization	39,516	58,640	64,438	62,583	66,765	32,187	36,918

Operating income	67,081	104,412	131,154	204,478	261,290	119,195	104,889
Interest expense, net	41,691	40,147	35,830	27,459	30,097	13,113	19,185
Amortization of deferred financing costs	2,934	1,630	1,677	1,441	1,361	684	677
Special bonus award	—	—	42,608	—	—	—	—
Equity loss in unconsolidated subsidiaries	—	—	764	498	4,828	—	13,767
Non-recurring expense (reversal) of acquired station	—	(1,059)	—	—	—	—	—
Minority interest in net income of consolidated subsidiary	(1,851)	—	—	—	—	—	—

Income before taxes and extraordinary loss on extinguishment of debt	24,307	63,694	50,275	175,080	225,004	105,398	71,260
Provision (benefit) for income taxes	5,714	(19,465)	40,348	91,536	108,081	51,108	36,350

Income before extraordinary loss on extinguishment of debt	18,593	83,159	9,927	83,544	116,923	54,290	34,910
Extraordinary loss on extinguishments of debt, net of tax	(8,228)	—	—	(2,611)	—	—	(330)

Net income	10,365	83,159	9,927	80,933	116,923	54,290	34,580
Preferred stock dividends	—	(561)	(606)	(540)	(518)	(270)	(70)

Net income available to common stockholders	$10,365	$82,598	$9,321	$80,393	$116,405	$54,020	$34,510

Earnings Per Share Available to Common Stockholders (a)
Basic Earnings Per Share
Income before extraordinary loss	$0.11	$0.48	$0.05	$0.43	$0.57	$0.26	$0.17
Net income	$0.06	$0.48	$0.05	$0.42	$0.57	$0.26	$0.17
Weighted average common shares outstanding	170,448,720	170,477,036	173,281,776	192,971,418	204,893,438	204,281,316	207,175,859
Diluted Earnings Per Share
Income before extraordinary loss	$0.08	$0.36	$0.04	$0.35	$0.49	$0.23	$0.15
Net income	$0.04	$0.36	$0.04	$0.34	$0.49	$0.23	$0.15
Weighted average common shares outstanding	231,179,320	232,690,674	232,418,104	236,236,626	238,963,587	238,981,478	239,576,925
Balance Sheet Data (at end of period):
Current assets	$111,790	$138,754	$153,991	$177,910	$249,872	$179,623	$340,148
Total assets	884,367	967,755	938,329	974,457	1,448,305	1,086,881	1,939,533
Current liabilities	120,350	144,029	152,891	141,901	362,961	205,653	207,376
Long-term debt	498,137	460,830	377,435	303,138	377,689	256,232	947,424
Stockholders' equity	262,207	346,229	394,648	513,778	695,272	610,093	776,234
Other Data
EBITDA	106,597	163,052	195,592	267,061	328,055	151,382	141,807

(a)
All common-share and per-common-share amounts have been adjusted retroactively for a two-for-one common-stock split effective August 11, 2000.

RISK FACTORS

    You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus in evaluating us and our business before participating in the exchange offer:

Risk Factors Related To The Exchange

    Holders of old Notes who do not exchange their old Notes for new Notes will continue to be subject to the restrictions on transfer of the old Notes, as set forth in the legends on the old Notes. The old Notes may not be offered or sold unless they are registered under the Securities Act or are exempt from registration. See "THE EXCHANGE OFFER."

Risks Related to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

    At June 30, 2001, after giving effect to the sale of the Notes and repayment of existing indebtedness with the proceeds from the original issuance of the Notes and drawings under our new credit facilities, and assuming we applied the proceeds as intended, we would have had total indebtedness of approximately $951.0 million. Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the Notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, investments and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

    In addition, we will incur additional indebtedness in the future. The terms of the Indentures governing the Notes and the new credit facilities will allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the related risks described above could intensify. If such debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

The Notes are obligations of a holding company that has no independent operations and is dependent on its subsidiaries for cash.

    As a holding company, our investments in our operating subsidiaries constitute all of our operating assets. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Our principal source of the cash we need to pay our obligations, including the Notes, is the cash that our subsidiaries generate from their operations. Our subsidiaries' ability to make payments to us will depend on their operating results and will be subject to applicable laws.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the Notes.

    The issuance of the guarantees of the Notes may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of a subsidiary guarantor's unpaid creditors. Under the laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time the subsidiary guarantor issued the guarantee of the Notes:

  •
  it issued the guarantee to delay, hinder or defraud present or future creditors; or

  •
  it received less than reasonably equivalent value or fair consideration for issuing the guarantee and at the time it issued the guarantee it was insolvent or rendered insolvent by reason of issuing the guarantee, or it was engaged, or about to engage, in a business or transaction for which its assets, after giving effect to its potential liability under the guarantee, constituted unreasonably small capital to carry on its business, or it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature, then the court could void the obligations under the guarantees of the Notes, subordinate the guarantees of the Notes to that subsidiary guarantor's other obligations or take other action detrimental to holders of the guarantees of the Notes.

    The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

    We cannot be sure as to the standard that a court would use to determine whether a subsidiary guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the Notes would not be voided or the guarantee of the Notes would not be subordinated to a subsidiary guarantor's other debt. If such a case were to occur, a guarantee could also be subject to the claim that, since the guarantee was incurred for Univision's benefit, and only indirectly for the benefit of the subsidiary guarantor, the guarantee was incurred for less than fair consideration.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

    Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund planned capital expenditures and expansion efforts and any strategic acquisitions we may make in the future, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

    Based on our current level of operations and planned capital expenditures, we believe that our cash flow from operations, together with available cash and available borrowings under the new credit facility and the financing we expect to have in place before February 2002, will be adequate to meet future liquidity needs for at least the next twelve months. However, we cannot assure you that our business will generate sufficient cash flow from operations in the future or that future borrowings will be available to us in an amount sufficient to enable us to repay indebtedness, including the Notes, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

You may not be able to sell the Notes easily.

    There is no established trading market for the Notes and we cannot assure you that an active or liquid trading market will develop. The liquidity of any market for the Notes will depend upon the number of holders, our own financial performance, the market for similar securities, the interest of securities dealers in making a market and other factors.

Risks Related to Our Business

Cancellations or reductions of advertising could cause our quarterly results to fluctuate and, therefore, could adversely affect the market price of our securities.

    We derive substantially all of our revenues from advertisers in diverse industries. Other than network advertising, some of which is presold on an annual basis, we rarely obtain long-term commitments from advertisers, and advertisers generally may cancel, reduce or postpone orders without penalty. Cancellations, reductions or delays in purchases of advertising could, and often do, occur as a result of a strike, a general economic downturn, an economic downturn in one or more industries or in one or more geographic areas, or a failure to agree on contractual terms. Since the middle of the third quarter of last year, there has been a general slowdown in the advertising industry. As a result of this slowdown, some of our advertisers have cancelled, reduced or postponed their orders with us. If these trends continue, and if we are unable to replace any lost or delayed advertising orders, our results of operations would be adversely affected.

If we cannot manage our growth and integrate acquired businesses or assets effectively, we may lose business and experience reduced profitability.

    As a result of our recent acquisition of stations from USA Broadcasting, together with acquisitions that we expect to make in late 2001 and early 2002, we will significantly increase our business within a short period of time. The number of our wholly owned and operated full-power television stations will more than double, and this may result in a strain on our infrastructure and internal systems. If we are to grow successfully, we must:

  •
  attract and retain qualified employees, management and other key personnel;

  •
  improve our operational, administrative and financial systems; and

  •
  manage multiple relationships with various advertisers.

    We may not be able to accomplish all or any of these tasks, and our failure to do so would have a material adverse effect on our operating results. If we do not effectively manage our growth, our advertisers could reduce or cancel their advertising orders.

Failure of new stations and our new network to produce projected revenues could adversely affect our financial results and expected growth.

    If our new stations and our new network do not generate substantial revenues within the expected time periods, it could harm our financial results and our expected growth. We may incur significant expenses related to:

  •
  purchasing programming;

  •
  changing programming formats;

  •
  programming to appeal to an audience distinct from our existing audiences on the Univision Network and Galavisión;

  •
  increasing and improving cable distribution;

  •
  hiring new personnel; and

  •
  marketing new stations and the new network to viewers.

    Additionally, there may be a period before we can start generating substantial revenues because it requires time to gain viewer awareness of new station and network programming and to attract advertisers.

If we are unable to successfully convert acquired stations to a Spanish-language format, anticipated revenues from such acquisitions will be diminished.

    We intend to convert the English-language stations that we acquire or have recently acquired, including those from USA Broadcasting and Equity Broadcasting, to a Spanish-language format. This conversion process may require a heavy initial investment of both financial and management resources. We may incur losses for a period of time after a format change due to the time required to build up ratings and station loyalty. These format conversions may be unsuccessful in any given market, and we may incur substantial costs and losses in implementing this strategy. Additionally, we do not expect to convert any stations we acquire for the new network to a Spanish-language format before the first quarter of 2002. In the interim, we would have to purchase programming or produce our own programming for any such stations that are disengaged from their current programming, and we anticipate that such stations will operate at a loss at least until we convert them to our Spanish-language format. Any unanticipated delay in the launch of the new network would further increase these losses.

We are subject to risks associated with future acquisitions and joint ventures.

    We intend to continue to pursue acquisitions of businesses and stations and to enter into joint venture arrangements that could complement or expand our business. We will not be able to acquire other businesses if we cannot identify suitable acquisition opportunities or obtain acceptable financing. The negotiation of potential acquisitions or joint ventures, as well as the integration of an acquired business or station, could require us to incur significant costs and cause diversion of management's time and resources. Future acquisitions by us could result in the following consequences:

  •
  dilutive issuances of equity securities;

  •
  incurrence of debt and contingent liabilities;

  •
  impairment of goodwill and other intangibles; and

  •
  other acquisition-related expenses.

    We may not be able to raise additional funds on terms acceptable to us or in amounts sufficient for us to meet our requirements. In addition, even after we enter into acquisition agreements (including those that we have recently executed), the acquisitions may not close as conditions set forth in such agreements may not be satisfied. Failure to achieve the anticipated benefits of any acquisition or to successfully integrate the operations of the acquired companies could also adversely affect our business and results of operations.

Our television ratings and revenue could decline significantly if Televisa programming becomes unavailable to us or becomes accessible to our viewers through means other than our stations, or if we are unable to obtain sufficient quality programming from others for the second network and the stations we have agreed to acquire in Puerto Rico.

    A substantial part of our operating strategy depends upon the continued availability and commercial success of programming from Televisa. In 2000 we derived approximately 40% of our gross advertising sales from programs produced by Televisa. Televisa programming represented approximately 37% of the Network's non-repeat broadcast hours in 2000. If such programming were to become unavailable or unsuccessful for any reason, including political or economic instability, government regulations or other trade barriers in Mexico, we might not be able to obtain or produce alternative programming of equivalent quality and popularity at all or on terms as favorable to us.

    Furthermore, we are currently involved in a dispute with Televisa regarding the exclusivity of our broadcast rights in the United States. Under our program license agreement, we have the first right to air Televisa's Spanish-language programming in the United States through 2017. Televisa asserts that it can directly broadcast that same programming into the United States through a direct satellite venture in Mexico. If we are unable to resolve this disagreement favorably, any resulting interruption or reduction in the supply of Televisa programming to our stations, or the broadcast of any Televisa programming in our markets other than through our stations, could have a material adverse effect on our financial condition and results of operations.

    Our program license agreement with Televisa is limited to broadcasts on the Univision Network and Galavisión, and will not extend to the new network or to broadcasts outside of the United States (defined under the program license agreement to exclude Puerto Rico). While in the United States Televisa generally cannot license its programming to third parties without being subject to a Univision right of first refusal, this restriction does not apply in Puerto Rico or other locations outside of the United States. Consequently, if we acquire the two stations in Puerto Rico, they will compete directly with Televisa programming. In addition, because Televisa and Venevision share the international rights to air some programs that we produce, including Sabado Gigante and Cristina, those shows are currently licensed to stations that will compete with any stations we may acquire in Puerto Rico. If we are unable to produce or acquire quality programming for the new network and any stations we may acquire in Puerto Rico, it may reduce our audience share for those stations and have a material adverse effect on our results of operations.

If we are unable to compete effectively against other stations and other media companies, some of which have greater resources than we do, we could suffer a decrease in advertising revenue.

    We face intense competition in the broadcasting and cable business. We compete for viewers and revenues with other Spanish-language broadcasting companies, such as Telemundo Group, Inc., as well as English-language television stations and networks, some of which have begun producing Spanish-language programming and simulcasting programming in English and Spanish. Several cable broadcasters have recently commenced, or announced their intention to commence, Spanish-language services as well. In addition, TV Azteca, the second largest producer of Spanish-language programming in the world, has announced it has launched a new television network targeting the U.S. Hispanic population.

    We also compete for viewers and revenues with independent television stations, other video media, suppliers of cable television programs, direct broadcast satellite systems (including two which were started in 1996 for broadcast outside the United States and in which Televisa and Venevision, respectively, have substantial interests), newspapers, magazines, the Internet, radio, outdoor and other forms of entertainment and advertising. In addition, our affiliates located near the Mexican border compete for viewers with television stations operated in Mexico, many of which are affiliated with a

Televisa network and owned by Televisa. Many of our competitors have greater financial resources than us, and increased competition for viewers and revenues may have a material adverse effect on our financial condition and results of operations.

The loss of any of our most popular programs could significantly decrease our ratings and negatively impact our advertising revenues.

    Our productions Sabado Gigante, a variety show hosted by Mario Kreutzberger, Primer Impacto, a news magazine program, and Cristina, a talk show hosted by Cristina Saralegui, are among our most successful programs in terms of advertising revenues generated. Approximately 19% of our total gross advertising revenues in 2000 were accounted for by advertising aired on these programs. If any of these programs were lost for any reason, including the failure to renegotiate contracts with key talent for the programs, any replacement programs might not have as much appeal to our audience or advertisers. Consequently, the loss of any of these programs, or a decrease in their popularity, could have a negative impact on our ratings and a corresponding material adverse effect on our results of operations.

Because the U.S. Hispanic population is highly concentrated geographically, a regional downturn in economic conditions or other negative event in particular markets could have a material adverse affect on our operations.

    Approximately 33% of all U.S. Hispanics live in the Los Angeles, New York and Miami-Fort Lauderdale markets, and the top ten U.S. Hispanic markets collectively account for approximately 56% of the U.S. Hispanic population. Our revenues are similarly concentrated in these key markets. As a result, a significant decline in revenue from our operations in these markets, whether due to a general regional economic downturn, increased competition or otherwise, could have a material adverse effect on our financial performance.

Our new Internet portal is expected to operate at a loss in 2001 and could also lose money in future years.

    We recently launched our proprietary Internet portal. We intend to continue to direct both financial and managerial resources to further upgrading and developing our presence on the Internet. To date, our Internet operations have resulted in net losses, and we expect that they will operate at a loss during the remainder of 2001. The portal may never operate at a profit.

We are dependent upon key personnel.

    Our business is dependent upon the performance of key individuals, including A. Jerrold Perenchio, our Chairman of the Board, President and Chief Executive Officer. The loss of the services of Mr. Perenchio could have a material adverse effect on us. Our continued success will also be dependent on our ability to attract and retain quality general managers and other management personnel for our new and existing stations and networks.

Because of our concentrated share ownership, Mr. Perenchio, Televisa and Venevision have control over our policies, affairs and all other aspects of our business and future direction.

    Mr. Perenchio beneficially owns all of our outstanding Class P common stock, which gives him ten votes per share compared to the one vote per share of all other capital stock. Our Class A and Class P common stock vote together on all matters. As of June 30, 2001, Mr. Perenchio had 73.2% of the voting power of all holders of Class A common stock and Class P common stock (who vote as a single class to elect our Class A/P directors), and, assuming no exercise of options or warrants, 69.1% of our overall voting power, with respect to substantially all matters submitted to a vote (subject to supermajority board approvals), including election of directors, proxy contests, mergers, tender offers and other purchases of our common stock that could give our stockholders the opportunity to realize a premium over the then prevailing market price for their shares of common stock.

    Under the supermajority voting provisions of our bylaws, Televisa's and/or Venevision's approval is required for many major company transactions, such as mergers, sales of significant assets, securities or certain debt issuances, dissolution and similar actions or other business transactions out of the ordinary course of our business. These provisions could also delay or prevent us from being acquired.

The required conversion to digital television could impose significant costs on us.

    The FCC requires us to provide a digitally transmitted signal by May 1, 2002 for all of our U.S. television stations and, generally, to stop broadcasting analog signals by 2006. Our costs to convert our television stations to digital television will be significant. The cost to supply both digital and analog signals between 2002 and 2006 will also be significant. Moreover, the FCC may impose additional public service obligations on television broadcasters in return for their use of the digital television spectrum, which could add to our operational costs.

Changes in the rules and regulations of the FCC could result in increased competition for our broadcast stations.

    Recent and prospective actions by the FCC could cause us to face increased competition in the future. The changes include:

  •
  relaxation of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home audio and video technologies;

  •
  the establishment of a Class A television service for low-power stations that makes such stations primary stations and gives them protection against full-service stations; and

  •
  permission for direct broadcast satellite television to provide the programming of traditional over-the-air stations, including local and out-of-market network stations.

We are subject to ongoing regulation by the FCC which is beyond our control and which could negatively impact our operations.

    Our operations are subject to extensive and changing regulation on an ongoing basis by the FCC, which enforces the Communications Act. Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. Our FCC licenses will come up for renewal from time to time, and such renewal may be subject to challenge on a number of grounds. If we are unable to maintain our FCC license at any station, we would have to cease operations at that station. In addition, if the FCC were to revoke or fail to renew any of our significant licenses for any reason, our lenders could declare all amounts then outstanding to be immediately due and payable, and we may not have sufficient funds to pay the amounts owed.

    The FCC also regulates ownership and control by foreign interests. If we fail to comply with the foreign ownership restrictions included in our certificate of incorporation, or if we depart from representations made to the FCC, the FCC has the ability to enforce such foreign ownership restrictions through warnings, fines, cancellations of licenses or other actions.

Because our full-power television stations rely on "must carry" rights to obtain cable carriage, new laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our operations.

    Pursuant to the "must carry" provisions of the Cable Television Consumer Protection and Competition Act of 1992, a broadcaster may demand carriage on a specific channel on cable systems within its market. However, the future of those "must carry" rights is uncertain, especially as they relate to the carriage of digital television. The current FCC rules relate only to the carriage of analog television signals. It is not clear what, if any, "must carry" rights television stations will have after they make the transition to digital television. New laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our operations.

If any of our transmission equipment fails or becomes unavailable for any reason, the resulting interruption in broadcasting could negatively impact our financial results.

    Television broadcasting requires the use of sensitive technical equipment. We broadcast our programs to our affiliates on three separate satellites from four transponders, one of which is owned and three of which are leased on a long-term basis pursuant to two lease agreements. If any of these transponders or satellites fails, there can be no assurance that other transponders or satellites would be available to us, or if available, whether the use of such other transponders or satellites could be obtained on favorable terms. A disruption of transmission could reduce advertising revenues during and after the disruption and could have a material adverse effect on our results of operations.

    We also own or lease remote antenna space and microwave transmitter space near each of our owned and operated stations. The loss of any of these antenna tower leases could similarly curtail our operations and reduce our revenues.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

    We originally issued and sold the old Notes on July 18, 2001 in an offering exempt from registration under the Securities Act in reliance upon the exemptions provided by the Securities Act. Accordingly, the old Notes may not be transferred unless registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

    As a condition to the sale of the old Notes, we and the initial purchasers of the old Notes (the "initial purchasers") entered into the Registration Rights Agreement. In the Registration Rights Agreement, we agreed that we would:

  •
  file with the SEC a registration statement under the Securities Act with respect to the new Notes by October 16, 2001;

  •
  use our reasonable best efforts to cause a registration statement for the new Notes to become effective by December 14, 2001;

  •
  use our reasonable best efforts to keep the exchange offer open for at least 20 business days after the date that notice of the exchange offer is mailed to the holders of the old Notes; and

  •
  use our reasonable best efforts to complete the exchange offer within 60 calendar days after the effective date of the registration statement.

    We have filed a copy of the Registration Rights Agreement as an exhibit to the registration statement of which this prospectus is a part. The registration statement satisfies certain of our obligations under the Registration Rights Agreement.

Terms of the Exchange Offer, Period for Tendering Old Notes

    This prospectus and the accompanying letter of transmittal together make up the exchange offer. On the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept for exchange any old Notes that are properly tendered on or before the expiration date unless they are withdrawn as permitted below. We will issue $1,000 principal amount of new Notes in exchange for each $1,000 principal amount of outstanding old Notes surrendered in the exchange offer. Holders of the old Notes may tender some or all of their old Notes; however, old Notes may be exchanged only in integral multiples of $1,000. The form and terms of the new Notes are the same as the form and terms of the old Notes except that the exchange will be registered under the Securities Act and the new Notes will not bear legends restricting their transfer.

    The new Notes will evidence the same debt as the old Notes, respectively, and will be issued under the same Indenture.

    The exchange offer is not conditioned upon any minimum principal amount of old Notes being tendered. As of the date of this prospectus, an aggregate of $500,000,000 in principal amount of the old Notes is outstanding. This prospectus is first being sent on or about October 26, 2001, to all holders of old Notes known to us.

    We may, at any time or from time to time, extend the period of time during which the exchange offer is open and delay acceptance for exchange of any old Notes by giving written notice of the extension to the holders as described below. During the extension, all old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration of the exchange offer.

    We reserve the right to amend or terminate the exchange offer if any of the conditions of the exchange offer are not met. The conditions of the exchange offer are specified below under "—Conditions Of The Exchange Offer." We will give written notice of any extension, amendment, nonacceptance or termination to the holders of the old Notes as promptly as practicable. Any extension to be issued by means of a press release or other public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

    The tender of old Notes by a holder as set forth below and the acceptance by us will create a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old Notes for exchange must send a completed and signed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "—Exchange Agent" on or before the expiration date. In addition, either:

  •
  the exchange agent must receive before the expiration date certificates for the old Notes, as applicable, along with the letter of transmittal;

  •
  the exchange agent must receive confirmation before the expiration date of a book-entry transfer of the old Notes, as applicable, into the exchange agent's account at the DTC as described below; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

    The method of delivery of old Notes, letters of transmittal and all other required documents, including delivery through DTC, is at the election and risk of the holders. If the delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or old Notes to us.

    Some beneficial ownership of old Notes is registered in the name of a broker, dealer, commercial bank, trustee or other nominee. If one of those beneficial owners wishes to tender, the beneficial owner should contact the registered holder of the old Notes promptly and instruct the registered holder to tender on the beneficial owner's behalf. If one of those beneficial owners wishes to tender on its own behalf, then before completing and signing the letter of transmittal and delivering its old Notes, the beneficial owner must either register ownership of the old Notes in the beneficial owner's name or obtain a properly completed power of attorney from the registered holder of old Notes. The transfer of record ownership may take considerable time. If the letter of transmittal is signed by a person other than the registered holder of the old Notes, the old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the letter of transmittal must be signed exactly as the name of the registered holder appears on the old Notes.

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old Notes surrendered for exchange are tendered:

  •
  by a registered holder of the old Notes who has not completed the box entitled "SPECIAL REGISTRATION INSTRUCTIONS" or "SPECIAL DELIVERY INSTRUCTIONS" on the letter of transmittal, or

  •
  for the account of a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an eligible guarantor institution. Eligible guarantor institutions include:

  •
  a member of a registered national securities exchange; or

  •
  a member of the National Association of Securities Dealers, Inc.; or

  •
  a commercial bank or trust company having an office or correspondent in the United States.

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible guarantor institution.

    If old Notes are registered in the name of a person other than a signer of the letter of transmittal, the old Notes surrendered for exchange must be endorsed by the registered holder with the signature guaranteed by an eligible guarantor institution. Alternatively, the old Notes may be accompanied by a written assignment, signed by the registered holder with the signature guaranteed by an eligible guarantor institution.

    All questions as to the validity, form, eligibility, time of receipt and acceptance of old Notes tendered for exchange will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any tenders of any old Notes not properly tendered or any old Notes whose acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old Notes either before or after the expiration date. The interpretation of the terms and conditions of the exchange offer as to any old Notes either before or after the expiration date by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old Notes for exchange must be cured within a reasonable period of time as we will determine. Neither we nor the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old Notes for exchange. Any old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable.

    If the letter of transmittal or any old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, those persons must submit proper evidence satisfactory to us of their authority to act.

    By tendering, each holder will represent to us:

  •
  that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or our Guarantors, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  that it is acquiring the new Notes in the ordinary course of its business; and

  •
  at the time of the closing of the exchange offer it has no arrangement or understanding to participate in the distribution, within the meaning of the Securities Act, of the new Notes.

    If the holder is a broker-dealer that will receive new Notes for its own account in exchange for old Notes that were acquired as a result of market-making activities or other trading activities, the holder may be deemed to be an "underwriter" within the meaning of the Securities Act. Such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new Notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange, Delivery of New Notes

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old Notes properly tendered and will issue the new Notes promptly after acceptance of the old Notes. See "—Conditions Of The Exchange Offer" below. We will be deemed to have accepted properly tendered old Notes for exchange when we have given oral or written notice to the exchange agent.

    For each old Note validly tendered to us, the holder of the old Note will receive a new Note having a principal amount equal to the principal amount of the tendered old Note. The new Notes will bear interest at the same rate and on the same terms as the old Notes. Consequently, interest on the new Notes will accrue at a rate of 7.85% per annum from July 18, 2001, payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2002.

    The issuance of new Notes for old Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old Notes or a timely book-entry confirmation of the old Notes into the exchange agent's account at the book-entry transfer facility, a completed and signed letter of transmittal and all other required documents. If any tendered old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, or if old Notes are submitted for a greater amount than the holder desires to exchange, the unaccepted or non-exchanged old Notes will be returned without expense to the tendering holder as promptly as practicable after the exchange offer expires or terminates. In the case of old Notes tendered by book-entry procedures described below, the non-exchanged old Notes will be credited to an account maintained with the book-entry transfer facility.

Conditions of the Exchange Offer

    We will not be required to accept for exchange any old Notes and may terminate or amend the exchange offer before the expiration date, if we determine that we are not permitted to effect the exchange offer because of:

  •
  any changes in law, or applicable interpretations by the SEC; or

  •
  any action or proceeding is instituted or threatened in any court or governmental agency with respect to the exchange offer.

    If we determine that any of the conditions are not satisfied, we may refuse to accept any old Notes and return all tendered old Notes to the tendering holders or extend the exchange offer and retain all old Notes tendered before the expiration date, subject to the rights of holders to withdraw such old Notes or waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old Notes that have not been withdrawn. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old Notes and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

    Holders may have certain rights and remedies against us under the Registration Rights Agreement if we fail to close the exchange offer, whether or not the conditions stated above occur. These conditions are not intended to modify those rights or remedies. See "REGISTRATION RIGHTS."

Book Entry Transfer

    The exchange agent will make a request to establish an account for the old Notes at the book-entry transfer facility for the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old Notes by causing the book-entry transfer facility to transfer the applicable old Notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer. However, although delivery of old Notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile, or an agent's message, with any required signature guarantees and any other required documents, must be received by the exchange agent at one of the addresses set forth below under "—Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

    The term "agent's message" means a message, transmitted by DTC to the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the letter of transmittal against the participant.

Guaranteed Delivery Procedures

    If a registered holder wishes to tender its old Notes and the old Notes are not immediately available, or time will not permit the holder's old Notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on time, the old Notes may nevertheless be exchanged if:

  •
  the tender is made through an eligible guarantor institution;

  •
  before the expiration date, the exchange agent has received from the eligible guarantor institution an agent's message with respect to guaranteed delivery or a completed and signed letter of transmittal, or a facsimile, and a notice of guaranteed delivery, substantially in the form provided by us. Delivery may be made by facsimile transmission, mail or hand delivery. The letter of transmittal and notice of guaranteed delivery must set forth the name and address of the holder of the old Notes and the amount of the old Notes being tendered, state that the tender is being made and guarantee that within five trading days on the New York Stock Exchange ("NYSE") after the date of signing of the notice of guaranteed delivery, the applicable certificates for all physically tendered old Notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the applicable certificates for all physically tendered old Notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the letter of transmittal, are received by the exchange agent within five NYSE trading days after the date of signing the notice of guaranteed delivery.

Withdrawal Rights

    Tenders of old Notes may be withdrawn at any time before the close of business on the expiration date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "—Exchange Agent." Notice may be sent by facsimile transmission, mail or hand delivery. Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old Notes to be withdrawn;

  •
  identify the amount of the old Notes;

  •
  where certificates for old Notes have been transmitted, specify the name in which the old Notes are registered, if different from that of the withdrawing holder; and

  •
  state that such holder of the old Notes is withdrawing his election to have such old Notes tendered.

    If certificates for old Notes have been delivered or otherwise identified to the exchange agent, then, before the release of the certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If old Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old Notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, eligibility and time of receipt of the notices, and our determination will be final and binding on all parties. Any old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old Notes that have been tendered for exchange, but that are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old Notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, the old Notes will be credited to an account with the book-entry transfer facility specified by the holder. Properly withdrawn old Notes may be re- tendered by following one of the procedures described under "—Procedures For Tendering Old Notes" above at any time on or before the expiration date.

Exchange Agent

    The Bank of New York has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Hand or Overnight Delivery:
The Bank of New York	The Bank of New York
20 Broad Street, Lower Level	20 Broad Street, Lower Level
New York, New York 10005	New York, New York 10005
Attention: Frank Driscoll and Henry Lopez	Attention: Frank Driscoll and Henry Lopez
Reorganization Section
For information call:
(914) 773-5735
Fax: (914) 773-5038

    Delivery of a letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

    We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer and holders who tender old Notes will not be required to pay brokerage commissions or fees.

    We will pay the expenses that will be incurred in connection with the exchange offer. We estimate the expenses will be approximately $300,000.

Accounting Treatment

    For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new Notes.

Transfer Taxes

    Holders who instruct us to register new Notes in the name of a person other than the registered tendering holder will be responsible for paying any applicable transfer tax, as will holders who request that old Notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder. In all other cases, no transfer taxes will be due.

Regulatory Matters

    We are not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer.

Resales of the New Notes

    With respect to resales of new Notes, based on certain interpretive letters issued by the Staff of the SEC to third parties, we believe that a holder of Notes (other than (i) a broker-dealer who purchased old Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person who is an affiliate of ours or our Guarantors within the meaning of Rule 405 under the Securities Act) who exchanges old Notes for new Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new Notes, will be allowed to resell the new Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new Notes a prospectus that satisfies the requirements of the

Securities Act. However, a broker-dealer who holds old Notes that were acquired for its own account as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act. For a period of 180 days from the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. If any other holder is deemed to be an "underwriter" within the meaning of the Securities Act or acquires new Notes in the exchange offer for the purpose of distributing or participating in a distribution of the new Notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

Consequences of Failure to Exchange

    Participation in the exchange offer is voluntary. Old Notes that are not exchanged for new Notes will remain outstanding, continue to accrue interest and will be restricted securities. Accordingly, those old Notes may only be transferred:

  •
  to a person who the seller reasonably believes is a qualified institutional buyer under Rule 144A under the Securities Act;

  •
  in an offshore transaction under Rule 903 or Rule 904 of Regulation S under the Securities Act;

  •
  under Rule 144 under the Securities Act (if available);

  •
  to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act; or

  •
  pursuant to an effective registration statement under the Securities Act;

and in accordance with all applicable securities laws of the states of the United States. Following the consummation of the exchange offer, neither we nor any of our subsidiaries will have any further obligation to such holders to provide for registration under the Securities Act, except that under certain circumstances, we are required to file a shelf registration statement under the Securities Act. See "REGISTRATION RIGHTS."

Payment of Additional Interest Upon Registration Defaults

    If we fail to meet our obligations to complete the exchange offer or file a shelf registration statement, additional interest will accrue on the Notes. For additional information regarding payments of additional interest, please see "REGISTRATION RIGHTS."

Use of Proceeds

    We will not receive any proceeds from the issuance of the new Notes or the closing of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.(1)

Year Ended December 31,					Six Months Ended June 30,
1996	1997	1998	1999	2000	2000	2001
1.5x	2.4x	3.3x	6.3x	7.2x	7.7x	5.3x

(1)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before taxes, equity losses in unconsolidated subsidiaries and non-recurring items plus fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt expenses and an estimate of the interest within rent expense.

DESCRIPTION OF NEW NOTES

General

    The new Notes are a series of senior debt securities ("Debt Securities") under an Indenture dated as of July 18, 2001, as supplemented and amended from time to time (the "Indenture"), among us, the Guarantors and The Bank of New York, as trustee (the "Trustee"). We have summarized selected provisions of the Indenture and the registration rights agreement below. This summary is not complete and is qualified by reference to provisions of the Indenture and the registration rights agreement, copies of which can be obtained as set forth under the caption "WHERE YOU CAN FIND MORE INFORMATION".

    In this section, references to "Univision," "we," "our" and "us" mean Univision Communications Inc. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. Capitalized terms used in this section but not otherwise defined below have the meanings assigned to them in the Indenture.

    The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

  The Notes

    The Notes:

  •
  are our senior unsecured obligations;

  •
  are equal in right of payment with all of our existing and future senior unsecured Indebtedness;

  •
  are senior in right of payment to any of our future subordinated Indebtedness; and

  •
  are unconditionally guaranteed by all of our Guarantors.

    The Indenture does not limit our ability to incur Indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity. However, the Indenture restricts our ability and the ability of our subsidiaries to enter into certain transactions. See the discussion below under the caption entitled "—Certain Covenants". The Indenture does not contain any provisions which would require us to repurchase or redeem or otherwise modify the terms of the Notes upon a change of control.

    Since the new Notes will constitute separate series of Debt Securities under the Indenture, holders of old Notes who do not exchange such old Notes for new Notes will vote together as a separate series of Debt Securities with holders of such new Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under such old Notes (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding Notes. In determining whether holders of the requisite percentage in principal amount of the Notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old Notes that remain outstanding after the exchange offer will be aggregated with the new Notes and the holders of the old Notes and the new Notes will vote together as a single series for all purposes. Accordingly, all references in this section will be deemed to mean, at any time after the exchange offer is consummated, the requisite percentage in aggregate principal amount of the old Notes and the new Notes.

  The Guarantees

    The Notes are guaranteed by all of our Guarantors. These subsidiary guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its subsidiary guarantee is limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. See "RISK FACTORS—Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the Notes".

    Each subsidiary guarantee of the Notes:

  •
  is a senior unsecured obligation of the Guarantor;

  •
  is equal in right of payment to all existing and future senior unsecured Indebtedness of that Guarantor; and

  •
  is senior in right of payment with any future subordinated Indebtedness of that Guarantor.

  Without the consent of the holders of the Notes, a Guarantor may not consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other Person, except if:

  •
  the successor entity will be the Guarantor or a corporation organized under the laws of the United States or any state thereof or the District of Columbia and will expressly assume the Guarantor's obligations under the guarantee, the Indenture and the registration rights agreement; and

  •
  immediately after such merger or consolidation, or such sale, lease or conveyance, no Default or Event of Default exists.

    Subject to those limitations set forth in the Indenture, a trustee may receive from such Guarantor an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

    Not all of our subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The Guarantors generated over 99% of our consolidated revenues in each of the year ended December 31, 2001 and the six-month period ended June 30, 2001 and held over 99% of our consolidated assets as of each of December 31, 2000 and June 30, 2001.

    The Guarantors also guarantee our credit facility. The guarantee of the Notes of any Guarantor will be released when the guarantee of such Guarantor under a Credit Facility, including our current credit facility, is released. The guarantee of the Notes of any Subsidiary will be reinstated if such Subsidiary once again guarantees the obligations of the Company under a Credit Facility.

    The Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities of our subsidiaries. However, as discussed above, the subsidiary guarantees will rank equal to the existing and future senior unsecured Indebtedness of the Guarantors, and senior to the future subordinated Indebtedness of the Guarantors. Our right to receive assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any Indebtedness of the subsidiary senior to that held by us. At June 30, 2001, our subsidiaries had total consolidated liabilities of approximately $1.163 billion and the Guarantors had total consolidated liabilities of approximately $1.162 billion.

Principal, Maturity and Interest

    The Notes initially have a maximum aggregate principal amount of $500.0 million. The Notes are in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on July 15, 2011.

    Interest on the Notes will accrue at the rate of 7.85% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2002. We will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

    Interest on the Notes will accrue from July 18, 2001 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

    The Bank of New York will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the Notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Additional Securities

    We may, without the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series of notes with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. No additional securities may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

Optional Redemption

    All or a portion of the Notes may be redeemed at our option at any time or from time to time. The redemption price for the Notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  •
  100% of the principal amount of the Notes being redeemed on the redemption date; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 35 basis points, as determined by the Reference Treasury Dealer (as defined below),

plus, in each case, accrued and unpaid interest and Special Interest, if any, thereon to the redemption date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or before a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If we elect to redeem all or a portion of the Notes, that redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price. See the discussion below under the caption "—Selection and Notice of Redemption".

    Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

    "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

    "Reference Treasury Dealer" means (A) Goldman, Sachs & Co., BNP Paribas Securities Corp., and J.P. Morgan Securities Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Trustee after consultation with us.

    "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

No Mandatory Redemptions or Repurchases

    We are not required to make mandatory redemption or sinking fund payments with respect to the Notes, nor to offer to repurchase any of the Notes upon a change of control or with the proceeds of any asset sales.

Selection and Notice of Redemption

    If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

  •
  if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

  •
  if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

    No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days before a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

  Incurrence of Subordinated Indebtedness

    Neither we nor any of the Guarantors will incur any Indebtedness that is contractually subordinated in right of payment to any of our or such Guarantor's other Indebtedness unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the guarantees, as applicable, on substantially identical terms; provided, however, that none of our or any of the Guarantors' Indebtedness will be deemed to be contractually subordinated in right of payment to any of our or such Guarantor's other Indebtedness solely by virtue of being unsecured.

  Liens

    We will not and will not permit any of our Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of our or our Subsidiaries' property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Merger, Consolidation or Sale of Assets

    We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other Person, provided, that:

  •
  either Univision will be the continuing corporation, or the successor corporation will be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and will expressly assume, by a supplemental Indenture, executed and delivered to each trustee, in form satisfactory to each trustee, all of our obligations under the Notes, the Indenture and the registration rights agreement; and

  •
  immediately after such merger or consolidation, or such sale, lease or conveyance, no Default or Event of Default exists.

    Subject to those limitations set forth in the Indenture, a trustee may receive from us an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

  Additional Subsidiary Guarantees

    If any of our present or future Subsidiaries that is not a Guarantor on the date of the Indenture guarantees or otherwise provides direct credit support for borrowings by Univision under a Credit Facility after the date of the Indenture, then that Subsidiary will become a Guarantor and execute a supplemental Indenture and deliver an opinion of counsel satisfactory to the Trustee within 10 business days of the date on which it guaranteed or otherwise began providing such direct credit support.

  Sale and Leaseback Transactions

    We will not, and will not permit any of our Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any of our Subsidiaries may enter into a sale and leaseback transaction if the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction, and if either:

  •
  we or that Subsidiary could have incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens"; or

  •
  we, within 120 days of the effective date of the sale and leaseback transaction, apply an amount not less than the fair market value of such property to one or more of: (a) the optional redemption of some or all of the Notes in accordance with the provisions of the Indenture; (b) the payment or retirement of other funded non-subordinated Indebtedness incurred or assumed by us; or (c) the purchase of other property by us at not more than its fair market value.

Events of Default and Remedies

    Each of the following is an Event of Default:

  •
  default for 30 days in the payment when due of interest on, or Special Interest with respect to, the Notes;

  •
  default in payment when due of the principal of, or premium, if any, on the Notes;

  •
  failure by us or any of our Subsidiaries for 60 days after notice to comply with any covenant or agreements in the Indenture;

  •
  default under any mortgage, Indenture or instrument (other than USA Indebtedness) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Subsidiaries, or the payment of which is guaranteed by us or any of our Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default;

    (i)
    is caused by a failure to pay principal of, or premium, if any, on such Indebtedness before the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

    (ii)
    results in the acceleration of such Indebtedness before its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75 million or more and the Payment Default or such acceleration is not rescinded or annulled, or such Indebtedness for money borrowed is not discharged, within 30 days after written notice to us by the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding;

  •
  except as permitted by the Indenture, any guarantee of the Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its guarantee of the Notes; and

  •
  certain events of bankruptcy or insolvency described in the Indenture with respect to us, any of our Subsidiaries that is a Significant Subsidiary or any group of our Subsidiaries that, taken together, would constitute a Significant Subsidiary.

    In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us, any of our Subsidiaries that is a Significant Subsidiary or any group of our Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal, interest or Special Interest.

    The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default (i) in the payment of interest or Special Interest on, or the principal of, the Notes or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder affected.

    We are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

    None of our or any of our Guarantors' directors, officers, employees, incorporators or stockholders, as such, will have any liability for any of our or such Guarantor's obligations under the Notes, the Indenture or the subsidiary guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

    We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their subsidiary guarantees ("Legal Defeasance") except for:

  •
  the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such Notes when such payments are due from the trust referred to below;

  •
  our obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  •
  the rights, powers, trusts, duties and immunities of the Trustee, and our and the Guarantors' obligations in connection therewith; and

  •
  the Legal Defeasance provisions of the Indenture.

    In addition, we may, at our option and at any time, elect to have our and our Guarantors' obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

  •
  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  •
  in the case of Legal Defeasance, we have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  •
  in the case of Covenant Defeasance, we have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  •
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  •
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we are or any of our Subsidiaries is a party or by which we are or any of our Subsidiaries is bound;

  •
  we must deliver to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of Notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or creditors of others; and

  •
  we must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

  •
  reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes;

  •
  reduce the rate of or change the time for payment of interest on any Note;

  •
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the Payment Default that resulted from such acceleration);

  •
  make any Note payable in money other than that stated in the Notes;

  •
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest, premium or Special Interest, if any, on the Notes;

  •
  waive a redemption payment with respect to any Note;

  •
  release any Guarantor from any of its obligations under its subsidiary guarantee or the Indenture, except in accordance with the terms of the Indenture; or

  •
  make any change in the preceding amendment and waiver provisions.

    Notwithstanding the preceding, without the consent of any holder of Notes, we, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  •
  to provide for the assumption of our obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

  •
  to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Satisfaction and Discharge

    The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

  •
  either:

  •
  all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation; or

  •
  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

  •
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any Guarantor is a party or by which we or any Guarantor is bound;

  •
  we or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

  •
  we have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

    If the Trustee becomes our or any Guarantor's creditor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

    Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Univision Communications Inc., 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

    The New Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes". Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

    The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

    DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised us that, pursuant to procedures established by it:

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  upon deposit of the Global Notes, DTC will credit the accounts of the appropriate Participants with portions of the principal amount of the Global Notes; and

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  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

    The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

    Payments in respect of the principal of, and interest and premium and Special Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

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  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

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  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Exchange of Global Notes for Certificated Notes

    A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

  •
  DTC: (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  •
  we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

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  there has occurred and is continuing an Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

    We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the holder. We will make all payments of principal, interest and premium and Special Interest, if any, with respect of the Notes represented by the Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders or, if no such account is specified, by mailing a check to each such holder's registered address. The new Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Governing Law

    The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State New York.

Certain Definitions

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Board of Directors" means, with respect to us and our Subsidiaries, as the context may require:

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  with respect to a corporation, the board of directors of the corporation or any committee of that board duly authorized to act thereunder;

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  with respect to a partnership, the board of directors of the general partner of the partnership; and

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  with respect to any other Person, the board or committee of such Person serving a similar function.

    "Capital Lease Obligation" means, at the time any determination is to be made, the amount of a liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means:

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  in the case of a corporation, corporate stock;

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  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

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  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

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  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Credit Agreement" means that certain Credit Agreement, dated as of July 18, 2001, by and among Univision, the guarantors party thereto and the lenders parties thereto, and BNP Paribas and J.P. Morgan Securities Inc., as joint book managers and joint lead arrangers, and The Chase Manhattan Bank, as administrative agent (as amended through the date of this prospectus), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities of Univision or any of its Subsidiaries, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit, and which are not callable or redeemable at the option of the issuer thereof.

    "Guarantors" means each of our present and future Subsidiaries that guarantee any of our Credit Facilities. We expect that all of our domestic Subsidiaries as of the closing of this offering will guarantee our new credit facility except (1) Immaterial Subsidiaries and (2) the USA Acquisition Subsidiaries and any entities acquired by such Subsidiaries in the USA Broadcasting acquisition until the repayment of all promissory notes any such subsidiary may issue to USA Broadcasting that must be repaid to complete the purchase of the remaining stations from USA Broadcasting (scheduled for January 2002). At such time as a Subsidiary no longer meets the definition of a Guarantor, it shall cease to be a Guarantor and its guarantee shall be released.

    "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

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  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

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  other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Immaterial Subsidiaries" means our Subsidiaries (other than our subsidiaries that hold an FCC license) which have assets with a book value or fair market value of less than $25.0 million (and the aggregate amount of assets of all such Subsidiaries does not exceed $100.0 million) and are not party to any material contracts.

    "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

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  in respect of borrowed money;

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  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

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  in respect of banker's acceptances;

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  representing Capital Lease Obligations;

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  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

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  representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date will be:

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  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

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  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "Permitted Liens" means:

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  with respect to any Subsidiary, Liens in favor of Univision or any Guarantor;

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  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Univision or any Subsidiary of Univision; provided that such Liens were in existence before the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Univision or the Subsidiary;

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  Liens on property existing at the time of acquisition of the property by Univision or any Subsidiary of Univision, provided that such Liens were in existence before the contemplation of such acquisition;

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  Liens to secure Indebtedness represented by Capital Lease Obligations relating to long-term capital leases of satellite transponders used in the business of Univision or any of its Subsidiaries ("Transponder Leases");

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  Liens to secure Indebtedness represented by Capital Lease Obligations (other than Transponder Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Univision or any of its Subsidiaries, in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, not to exceed $100 million at any time outstanding;

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  Liens to secure USA Indebtedness;

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  Liens to secure the performance of bids, trade contracts (other than for borrowed money), statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

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  Liens existing on the date of the indenture;

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  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

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  Liens incurred in the ordinary course of business of Univision or any Subsidiary of Univision with respect to obligations that do not exceed $50 million at any one time outstanding;

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  Liens arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and claims secured thereby are being contested in good faith by appropriate proceedings;

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  Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings;

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  pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

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  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, would not cause a material adverse effect on our and our Subsidiaries' business, operations, property, condition or prospects, taken as a whole;

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  leases and subleases of real property which do not materially interfere with the ordinary conduct of our or our Subsidiaries' business;

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  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by us or our Subsidiaries in the ordinary course of business;

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  Liens securing the Notes, Exchange Notes and subsidiary guarantees; and

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  Liens securing any Indebtedness incurred to refinance, refund, replace, renew, repay or extend any Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "Subsidiary" means, with respect to any specified Person:

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  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

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  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

    "USA Acquisition Subsidiaries" means any wholly-owned Subsidiaries of Univision which are formed for the sole purpose of acquiring stock of subsidiaries we are purchasing from USA Broadcasting and that issue a promissory note to USA Broadcasting in payment of the purchase price for such subsidiaries, provided that, immediately following such acquisition, the assets of such Subsidiary are limited to the stock acquired in such acquisition.

    "USA Indebtedness" means Indebtedness incurred by a USA Acquisition Subsidiary which is not and will not be guaranteed by Univision or any of its Subsidiaries.

REGISTRATION RIGHTS

    Based on existing interpretations of the Securities Act by the staff of the SEC's Division of Corporation Finance (the "Staff") set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act (subject to certain representations required to be made by each holder of the Notes, as described above). However, any purchaser of Notes (A) who is an affiliate of us or the Guarantors (B) who did not acquire the new Notes to be received in the ordinary course of business or (C) who intends to participate in the exchange offer for the purpose of distributing new Notes, or any broker-dealer who purchased Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act (x) will not be able to rely on the interpretation of the Staff set forth in the above-mentioned no-action letters, (y) will not be entitled to tender its Notes in the exchange offer and (z) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the new Notes as it has in such no-action letters issued to other parties.

    Any holder (other than certain specified holders) who wishes to exchange old Notes for new Notes in the exchange offer will be required to represent that (i) it is not an affiliate of us or the Guarantors or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) the new Notes to be received by it will be acquired in the ordinary course of its business and (iii) at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new Notes. In addition, in connection with any resales of new Notes, any broker-dealer who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new Notes with this prospectus. Under the Registration Rights Agreement, Univision and the Guarantors are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of the new Notes.

    If this exchange offer is not available to any holder of Notes, we and the Guarantors shall file under the Securities Act as soon as practicable, but no later than 30 days after the time such obligation to file arises, a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Notes, pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the SEC (such filing, the "Shelf Registration" and such registration statement, the "Shelf Registration Statement").

    In the event that (i) we and the Guarantors have not filed the Shelf Registration Statement on or before the date on which such registration statement is required to be filed pursuant to the provisions of the Registration Rights Agreement, (ii) such Shelf Registration Statement has not become effective or been declared effective by the SEC on or before the date on which such registration statement is required to become or be declared effective pursuant to the provisions of the Registration Rights Agreement or (iii) the Shelf Registration Statement required by the provisions of the Registration Rights Agreement is filed and declared effective but shall thereafter either be withdrawn by us or the Guarantors or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted by the Registration Rights Agreement) without being succeeded immediately by an additional registration statement filed and declared effective (each such event referred to in clauses (i) through (iii), a "Registration Default"), then, as liquidated damages for such Registration Default, subject to the provisions of the Registration Rights Agreement, special interest ("Special Interest"), in addition to the interest that would otherwise accrue on the Notes, shall accrue on the Notes that are then not transferable without restriction under the Securities Act, at an annual rate of 0.25% for the first 90 days of the Registration Default period, 0.50% for the second 90 days of the registration Default period, 0.75% for the third 90 days of the Registration Default period and 1.0% thereafter. Special Interest on such Notes shall cease to accrue (A) in the case of clause (i) above, upon the filing of the Shelf Registration Statement, (B) in the case of clause (ii) above, upon the effectiveness of the Shelf Registration Statement, (C) in the case of clause (iii) above, upon the cessation of the stop order suspending the effectiveness of such Shelf Registration Statement and (D) other than with respect to a holder that is an affiliate of Univision, upon the expiration of two years (or such shorter period as may be prescribed by Rule 144(k) under the Securities Act, or any successor provision thereof) commencing on July 18, 2001.

    In the event of a Shelf Registration, in addition to the information required to be provided by each electing holder in its notice questionnaire, we and the Guarantors may require such electing holder to furnish to us such additional information regarding such electing holder and such electing holder's intended method of distribution of Notes as may be required in order to comply with the Securities Act. Each such electing holder agrees to notify us as promptly as practicable of any inaccuracy or change in information previously furnished by such electing holder to us or the occurrence of any event in either case as a result of which any prospectus relating to such Shelf Registration contains or would contain an untrue statement of a material fact regarding such electing holder or such electing holder's intended method of disposition of such Notes or omits to state any material fact regarding such electing holder or such electing holder's intended method of disposition of such Notes required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly to furnish to us any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such election holder or the disposition of such Notes, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

    Each holder will be required to deliver information to be used in connection with the Shelf Registration Statement, if any, in order to be entitled to be named as a selling security holder in the Shelf Registration Statement. A holder that sells Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

    The following is a summary of certain U.S. federal tax consequences applicable to the exchange of old Notes for new Notes in the exchange offer and the beneficial ownership and disposition of new Notes. This summary does not discuss tax considerations applicable to subsequent purchasers of new Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. Any such change may adversely affect the federal tax consequences described herein.

    Except as specifically discussed below regarding Non-U.S. Holders (as defined below), this summary applies only to U.S. Holders (as defined below) that are beneficial owners of old or new Notes, and that hold old Notes and will hold new Notes as "capital assets" (within the meaning of Section 1221 of the Code). This summary does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules such as (a) financial institutions, (b) holders subject to the alternative minimum tax, (c) tax-exempt organizations, (d) regulated investment companies, (e) insurance companies, (f) U.S. expatriates, (g) investors whose functional currency is not the U.S. dollar, (h) dealers in securities or currencies, (i) persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or (j) persons deemed to sell notes under the constructive sale provisions of the Code.

    For purposes of this summary, a U.S. Holder means a beneficial owner of an old Note or a new Note that is:

  (1)
  an individual who is a citizen or resident of the U.S.;

  (2)
  a corporation or partnership (or any other entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in the U.S. or any state or political subdivision thereof;

  (3)
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  (4)
  a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

    A Non-U.S. Holder is a beneficial owner of an old Note or a new Note that is not a U.S. Holder.

    CURRENT AND PROSPECTIVE HOLDERS OF OLD NOTES AND NEW NOTES SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE EXCHANGE OF THE OLD NOTES FOR NEW NOTES AND OF THE BENEFICIAL OWNERSHIP AND DISPOSITION OF NEW NOTES ARISING UNDER THE LAWS OF ANY STATE OR OTHER TAXING JURISDICTION.

U.S. Federal Income Tax Consequences of the Exchange Offer

    The exchange of old Notes for new Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. U.S. Holders and Non-U.S. Holders will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new Notes as they had in the old Notes immediately before the exchange.

U.S. Federal Income Tax Consequences of Holding New Notes

    Treatment of Interest.  Interest paid on the new Notes will be included in the income of a U.S. Holder as ordinary interest income at the time the interest is accrued or received, in accordance with the holder's regular method of accounting.

    Market Discount.  If a U.S. Holder holds old Notes that were acquired at a price below their stated redemption price at maturity by more than a de minimis amount (generally 0.25% of the stated redemption price multiplied by the number of complete years to maturity), the amount of the difference is treated as "market discount." When old Notes with market discount are exchanged for new Notes, the market discount will carry over to the new Notes, and any gain on the subsequent sale, exchange or retirement of the new Notes, or any principal payment on the new Notes, will be treated as ordinary income to the extent of the accrued market discount that has not previously been included in income, unless the U.S. Holder elects to accrue market discount in income on a current basis (the "current income election"). Market discount is normally accrued on a straight-line basis, but U.S. Holders may elect to use a constant yield method of accrual instead. A U.S. Holder that does not make the current income election will be required to defer deductions for a portion of its interest expense on any indebtedness incurred to purchase the old Notes that were exchanged or to carry the new Notes.

    Amortization of Bond Premium. A U.S. Holder whose tax basis immediately after its acquisition of new Notes exceeds the sum of all remaining payments other than qualified stated interest payable on the Notes will be considered to have purchased such notes with "bond premium" equal in amount to such excess. Such U.S. Holders may elect to amortize the bond premium by offsetting it against qualified stated interest income. The offset will be calculated for each accrual period using constant yield principles, but the offset for an accrual period will be taken into account only when the U.S. Holders take the corresponding qualified stated interest income into account under their regular method of accounting. If the amount of bond premium available for offset on a new Note is greater than the corresponding amount of qualified stated interest, the excess bond premium will be allowed as a deduction to the extent the U.S. Holder included in income in prior accrual periods interest income in excess of bond premium deductions with respect to the Note. Excess bond premium not allowed as a deduction will carry forward to future accrual periods.

Sale or Other Disposition of New Notes

    Upon the sale, retirement or other taxable disposition of a new Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (a) the amount of the cash and the fair market value of any property received on the sale, retirement or other taxable disposition (not including any amount attributable to accrued but unpaid interest or accrued market discount not previously included in income) and (b) the U.S. Holder's adjusted tax basis in the new Note. A U.S. Holder's adjusted tax basis in a new Note generally will be equal to the cost of the Note to such U.S. Holder, increased by the amount of any market discount previously included in income by the U.S. Holder and reduced by the amount of any payments received by the U.S. Holder, other than payments of qualified stated interest, and by the amount of amortizable bond premium taken into account. Subject to the discussion of market discount above, gain or loss realized on the sale, retirement or other taxable disposition of a new Note will be capital gain or loss.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

    Subject to the discussion of backup withholding below:

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  Payments of principal and interest on a new Note to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest:

  1.
  the payments are not effectively connected with the conduct of a U.S. trade or business;

  2.
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Univision stock entitled to vote;

  3.
  the Non-U.S. Holder is not (a) a controlled foreign corporation related to Univision through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax exempt organization or a foreign private foundation for U.S. federal income tax purposes; and

  4.
  before payment, a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) is received certifying that the beneficial owner of the new Note is not a U.S. person.

    A 30% withholding tax will generally apply to payments of interest on a new Note to a Non-U.S. Holder unless (a) the above conditions are satisfied, or (b) an applicable income tax treaty reduces or eliminates such tax or the interest is effectively connected with a U.S. trade or business of such Non-U.S. Holder, and the Non-U.S. Holder provides an appropriate statement to that effect (generally, a properly completed and duly executed W-8BEN or W-8ECI, respectively). If the interest is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, such holder generally will be subject to U.S. federal income tax with respect to all income from new Notes at the rates applicable to U.S. taxpayers, and if such Non-U.S. Holder is a corporation, it could be subject to a branch profits tax on all or a portion of such income.

  •
  A Non-U.S. Holder of a Note will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or retirement of a new Note unless:

  1.
  the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder; or

  2.
  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met.

  •
  A new Note held by the estate of an individual, who at the time of death is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes), will not be included in the estate of such individual for U.S. federal estate tax purposes unless:

  1.
  the individual actually or constructively owns 10% or more of the total combined voting power of all classes of stock of Univision entitled to vote; or

  2.
  the interest received on the new Note is effectively connected with the conduct of a U.S. trade or business.

U.S. Information Reporting Requirements and Backup Withholding Tax

    We will report to the holders and the IRS the amount of any interest paid on the new Notes in each calendar year and the amounts of tax withheld, if any, with respect to the payments where required.

    A U.S. Holder may be subject to backup withholding of U.S. federal income tax with respect to interest payments made on the new Notes and gross proceeds from the sale, exchange or retirement of the new Notes unless the U.S. Holder is an "exempt recipient" (such as, generally, corporations, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts), or provides a properly completed and duly executed IRS Form W-9, which identifies the U.S. Holder, shows the U.S. Holder's taxpayer identification number, and certifies that the U.S. Holder is not subject to backup withholding.

    A Non-U.S. Holder who has provided the form and certifications mentioned above or who has otherwise established an exemption will generally not be subject to backup withholding tax if neither Univision nor its agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied.

    The payment of proceeds to a Non-U.S. Holder from the sale or other disposition of a new Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

  (1)
  a U.S. person;

  (2)
  a controlled foreign corporation for U.S. tax purposes;

  (3)
  a foreign person, 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business; or

  (4)
  a foreign partnership with specified connections to the U.S.

    The payment of proceeds to a Non-U.S. Holder from a sale or other disposition of a new Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner provides the certifications described above or otherwise establishes an exemption from information reporting and backup withholding.

    Under current law, the backup withholding rate is 30.5%. Pursuant to the Economic Growth and Tax Relief Reconciliation Act of 2001, the backup withholding rate will be gradually reduced each year until 2006, when the backup withholding rate will be 28%.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a new Note will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH CURRENT OR PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES, AND HOLDING AND DISPOSING OF THE NEW NOTES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES, BACKUP WITHHOLDING TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES, AND HOLDING AND DISPOSING OF THE NEW NOTES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

    Each Participating Broker-Dealer that receives new Notes for its own account in the exchange offer must acknowledge that it acquired the old Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "REGISTRATION RIGHTS." A Participating Broker-Dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new Notes received in exchange for old Notes, where the old Notes, as the case may be, were acquired as a result of market-making activities or other trading activities. Under the Registration Rights Agreement, we have agreed that for a period of 180 calendar days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any resale of new Notes.

    We will not receive any proceeds from any sale of the new Notes by any Participating Broker-Dealer. New Notes received by Participating Broker-Dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new Notes, as the case may be, or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of the new Notes. Any Participating Broker-Dealer that resells new Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 calendar days after closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old Notes, but excluding commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

    We have not entered into any arrangements or understandings with any person to distribute the new Notes to be received in the exchange offer.

LEGAL MATTERS

    Various legal matters with respect to the Notes being offered hereby will be passed upon for us and the Guarantors by O'Melveny & Myers LLP, Los Angeles, California. Attorneys at O'Melveny & Myers LLP involved in this offering own 15,888 shares of our common stock.

EXPERTS

    The consolidated financial statements and schedules of Univision Communications Inc. for the year ended December 31, 2000 included in Univision's Annual Report on Form 10-K filed with the SEC on March 30, 2001, incorporated by reference in this prospectus and the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE
PROSPECTUS SUMMARY
Selected Historical Consolidated Financial Data
RISK FACTORS
Risk Factors Related To The Exchange
Risks Related to Our Indebtedness and the Notes
Risks Related to Our Business
THE EXCHANGE OFFER
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NEW NOTES
REGISTRATION RIGHTS
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS